Exhibit (a)(10)

Email sent to MapInfo employees on March 29, 2007 by Jason Joseph, General Counsel:

Dear Associates,

Here is a link Link to a summary of instructions on how to complete and submit the tender offer materials if you intend to tender your shares. This summary is intended to respond to questions raised by a number of associates who received the tender offer materials but were not clear on how to properly complete the forms. Also included is a copy of IRS Form W-8BEN (Certificate of Foreign Status), that all non-US associates tendering shares will need to complete and submit with the other materials in order to avoid unnecessary withholding taxes.

For optionholders, there is also a brief summary on options in the instruction sheet.

For associates in our London office (GDC), the summary contained in the link is not applicable to you, unless you own shares of MapInfo stock. If that is the case, please let me know so I can send you the summary directly (since you cannot yet access the Bulletin Board).

Regards,

Jason

Instructions for MapInfo Corporation Employees

on How to Tender Shares of MapInfo Stock

Below is a bullet point summary intended to respond to questions raised by numerous associates who have received the tender offer materials but are not sure how to properly complete the forms to tender shares. The summary below should be read in conjunction with (and is qualified in its entirety by) the complete text of the tender offer documents that were mailed to registered holders on MapInfo stock.

If you hold shares registered in your name and you want to tender those shares and have the check with payment for your shares issued in your name1:

•	If you possess the actual stock certificates,
o	You need to fill out and sign the Letter of Transmittal (blue document), which includes the following:
•	Complete the box on page 1 identifying the stock certificate number and the number of shares represented by the stock certificate
•	Provide signature, name, address and telephone number on top half of page 5
•

Complete and sign the Substitute Form W-9 on Page 6 (Note: Non-US associates will need to obtain, complete and submit a Form W-8BEN (Certificate of Foreign Status),a copy of which is posted along with this instruction sheet)

o	You then mail in the completed Letter of Transmittal with the stock certificates to the Depositary in the yellow envelope that was provided. It is recommended that you send by certified mail, return receipt requested, and retain a copy for your records.

•	If you have lost your stock certificates,
o	If you want to tender your shares, you need to have your stock certificate(s) replaced and sent to you, so that you can then follow the steps in the first bullet above to tender. For instructions on how to replace your certificates, go to the website of our stock transfer agent, Computershare, at www-us.computershare.com; and under “Shareholder Services” click on Frequently Asked Questions, then click on the drop down arrow to select a category, and select “Certificate Replacement”. This will have all of the information you need to replace your stock certificates.

o	If you are unable to replace your certificates in time to tender your shares by April 18, you will receive separate instructions after the closing of the merger on how to receive payment for the shares represented by the lost certificate(s). You will not have to replace your stock certificates under this scenario, but there will be paperwork that you will need to complete, and you will have to pay a service fee.

[1]

If you wish to have the check for payment issued to someone other than the registered holder, you need to complete the Special Payment Instructions on page 4 and have your signature guaranteed by a financial institution (see Instruction 1 on page 7 of the Letter of Transmittal).

If you hold shares through a broker (like E*TRADE), and you want to tender those shares:

•

You will be notified by your broker (either electronically or by mail) and will be asked to provide instructions to them to tender your shares. For example, if you have received the electronic notice from E*TRADE, all you have to do to tender your shares held in the E*TRADE account is click on the first link in the notice, check the box that says “Yes, I want to participate in the Offer” and fill in the blank with the number of shares that you hold in your E*TRADE account.

If you hold options to purchase MapInfo stock:

•	You will receive a notice shortly detailing the treatment of options in the proposed merger
•

Generally, if the merger is completed, unvested options will vest and you will receive a payment for your options within 5 business days after the closing of the merger equal to the difference between $20.25 and the exercise price of your option, multiplied by the number of options (less applicable withholding and transfer taxes)

If you have and additional questions, please contact Sally Rice at +1 518 285 7122.